Exhibit 99.2

P. O. Box 965, Valley Forge, PA 19482    (610) 337-7000

AmeriGas Partners, L.P. Commences Cash Tender Offer for up to $500,000,000 outstanding principal amount of its 7.00% Senior Notes Due 2022

VALLEY FORGE, Pa., December 13 – AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) has commenced an offer to purchase for cash up to $500,000,000 aggregate principal amount of the 7.00% Senior Notes Due 2022 (the “Notes”) issued by its wholly owned subsidiaries, AmeriGas Partners, L.P. and AmeriGas Finance Corp. upon terms and subject to the conditions set forth in the Offer to Purchase, dated December 13, 2016, and a related Letter of Transmittal.

Information relative to the tender offer is set forth in the table below.

		Principal		Early
Title of	CUSIP/ISIN	Amount	Tender Offer	Participation	Total
Security	Number	Outstanding	Consideration*	Payment**	Consideration*
7.00% Senior Notes Due 2022	03077JAB6 / US03077JAB61	$980,844,000	$1,027.50	$30.00	$1,057.50

*	For each $1,000 principal amount of Notes, excluding any accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration or Total Consideration, as applicable.
**	For each $1,000 principal amount of Notes validly tendered on or prior to the Early Participation Date (as defined below).

The tender offer will expire at 11:59 p.m., New York City time on January 11, 2017, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders of the Notes who validly tender their Notes pursuant to the offer by 5:00 p.m., New York City time, December 27, 2016, unless extended (such date and time, as the same may be extended, the “Early Participation Date”), will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to $1,057.50 (the “Total Consideration”), which includes an early participation payment of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Participation Payment”). Holders who validly tender their Notes after the Early Participation Date but prior to the Expiration Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Early Participation Payment, or $1,027.50 (the “Tender Offer Consideration”).

Notes that are tendered and accepted for purchase at or prior to the Early Participation Date will be settled only on the date that we refer to as the “Initial Payment Date,” which will promptly follow the Early Participation Date. We currently expect the Initial Payment Date to be

AmeriGas Partners, L.P. Commences Cash Tender Offer for up to $500,000,000 outstanding principal amount of its 7.00% Senior Notes Due 2022	Page 2

December 28, 2016. Notes that are tendered and accepted for purchase after the Early Participation Date but before the Expiration Date will be settled only on the date that we refer to as the “Final Payment Date,” which will promptly follow the Expiration Date. We currently expect the Final Payment Date to be January 12, 2017. If no additional Notes are tendered after the Early Participation Date, or if the tender offer is fully subscribed as of the Early Participation Date, there will be no Final Payment Date.

In addition to the applicable Tender Offer Consideration or the Total Consideration, as the case may be, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Initial Payment Date or the Final Payment Date, as applicable, for the Notes.

Subject to the terms and conditions of the Offer to Purchase (and any amendments or supplements thereto), we will accept for payment only validly tendered Notes up to an aggregate principal amount of Notes equal to $500,000,000. If the aggregate principal amount of Notes validly tendered exceeds $500,000,000, proration will occur if we accept Notes for purchase pursuant to the Offer to Purchase. If the aggregate principal amount of Notes validly tendered as of the Early Participation Date is less than $500,000,000, Notes validly tendered after the Early Participation Date may be subject to proration, whereas Notes validly tendered at or prior to the Early Participation Date will not be subject to proration. If the aggregate principal amount of Notes validly tendered on or prior to the Early Participation Date exceeds $500,000,000, we will not accept any Notes for purchase after the Early Participation Date, there will be no Final Payment Date and Notes tendered on or prior to the Early Participation Date will be subject to proration.

AmeriGas Partners will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of the net proceeds of a public offering of debt securities in an amount sufficient to pay the aggregate consideration payable pursuant to the offer.

We reserve the right to increase the aggregate principal amount of Notes to be accepted at any time, subject to compliance with applicable law, which could result in purchasing a greater principal amount of Notes in the tender offer. There can be no assurance that we will exercise our right to increase the aggregate principal amount to be accepted.

Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on December 27, 2016, unless extended.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of an Offer to Purchase and related letter of transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

AmeriGas Partners, L.P. Commences Cash Tender Offer for up to $500,000,000 outstanding principal amount of its 7.00% Senior Notes Due 2022	Page 3

In connection with the tender offer, AmeriGas Partners has retained Wells Fargo Securities, LLC as the Dealer Manager. Questions regarding the tender offer should be directed to Wells Fargo Securities, LLC at 866-309-6316 (toll free) or 704-410-4760. The complete terms and conditions of the offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated December 13, 2016. Holders are urged to read those documents carefully. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at 800-967-5074 (toll free) or 212-269-5550.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.9 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 1,900 propane distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

Forward-Looking Statements

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, the capacity to transport propane to our market areas, increased customer conservation measures, changes in laws and regulations, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, competitive pressures, failure to acquire new customers and retain current customers, liability for environmental claims, adverse labor relations, customer, counterparty, supplier, or vendor defaults, capital market conditions, changes in commodity market prices, the interruption, disruption, failure or malfunction of our information technology systems (including due to cyber attack), liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, terrorism, and other catastrophic events that may result from operating hazards and risks incidental to transporting, storing and distributing propane, butane and ammonia, and our ability to successfully integrate acquisitions and achieve anticipated synergies. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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Source: AmeriGas Partners, L.P.

AmeriGas Partners, L.P.

Will Ruthrauff, 610-337-7000 ext. 6571

Shelly Oates, 610-337-7000 ext. 3202

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